Exhibit 10.2

January 8, 2003

Re:  Retirement from JDS Uniphase Corporation - Donald R. Scifres, Ph.D.

Dear Don:

This letter agreement (“Agreement”) shall confirm the terms of your retirement from your employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (“the Company” or “JDSU”) effective February 1, 2003 (the “Retirement Date).  The Effective Date of this Agreement shall be the 8th day following your signature below.

Between now and the Retirement Date, you will continue to perform your regular job duties and responsibilities, though it is acknowledged that during this period you will be transitioning your responsibilities to others in the organization and using a significant portion of your accrued vacation time.

On the Retirement Date, you will receive the following payments:

1.     All accrued but unpaid base salary as of the Retirement Date;

2.     All accrued but unused vacation pay; and

3.     All accrued but unused ESPP contributions.

The Company and you are parties to several agreements pertaining to the terms of your employment and the termination thereof, including an Employment Agreement dated July 17, 1992, as amended (the “Employment Agreement”), a Change of Control Agreement dated February 10, 2002 (the “Change of Control Agreement”), and a Transition Agreement dated July 9, 2002 (the “Transition Agreement”), collectively referred to hereinafter as the “Employment Agreements.”  Your retirement from employment at JDS Uniphase is agreed to be as a result of your retirement on or after age 55 under Section 6(d) of the Transition Agreement, though you and the Company acknowledge that you have raised for discussion the effect of certain management changes that have occurred during the preceding 12-18 months relative to the provisions of the Employment Agreements.

Pursuant to the terms of the Employment Agreements, upon the occurrence of certain events described therein, you are entitled to certain payments and benefits upon termination of your employment.  In full satisfaction of any and all obligations of the Company under the Employment Agreements, other than (i) any obligations from the Company to you specified herein, (ii) any obligations due or that become due to you under Section 8(b) of the Transition Agreement (which Section 8(b) shall remain in full force and effect), and (iii) any obligations due to you under the Company’s 401(k) and non-qualified deferred compensation plans (together, the foregoing clauses (i)-(iii) are referred to herein as the “Protected Benefits”), on the Retirement Date the Company shall take the following actions and provide the following benefits (collectively the “Retirement Benefits”); (a) cause all stock options previously granted to you by SDL, Inc., and JDS Uniphase to be fully accelerated, vested and exercisable for the full remaining original terms of each such stock option grant (i.e., 10 years or 8 years from the date of grant, as applicable) notwithstanding any provision in any stock option grant agreement or plan to the contrary; (b) should you elect COBRA benefits continuation following the termination of your employment, the Company will pay the premiums for such coverage for a period of eighteen (18) months (i.e., through August 31, 2004); and (c) for six months following your Retirement Date the Company will continue to provide you with office space at a Company facility in San Jose, and computer, administrative and related IT support.

For clarity only, you and the Company agree that you shall forego any cash severance payments to which you may otherwise be entitled under certain circumstances as a result of termination of your employment.  You also agree that you shall be solely responsible for any employee-side tax obligations that may arise as a result of the Retirement Benefits; provided, however, that the Company shall remain liable for any obligations arising under section 8(b) of the Transition Agreement.  The Company agrees that it shall discharge its obligations to you with respect to the Protected Benefits.

You shall continue to be indemnified for your activities as an officer or director of the Company or any of its subsidiaries prior to the Retirement Date to the full extent provided in the Articles of Incorporation and By-Laws of the Company (or its successor) against all expense liability and loss (including attorneys’ fees and settlement payments) arising from or relating to your service as an officer or director of the Company or any of its subsidiaries.

To the extent required, this Agreement shall constitute Notice of Termination under the Employment Agreements and you and the Company agree that, notwithstanding any provision of the Employment Agreements to the contrary, no further specification of the reasons or facts supporting the termination of employment pursuant to Section 3(a)(ii) of the Change of Control Agreement is required.

You agree that you will remain subject to all the provisions of the Company’s Policy Regarding Inside Information and Securities Transactions until the opening of the trading window following release of the Company’s Q3 FY2003 earnings at the end of April, 2003.  Further, you will continue to observe all provisions of this Policy other than the trading window between the opening of the window at the end of April 2003 and the cessation of your use of office space at the Company’s headquarters in San Jose.  You will also observe the provisions of the Company’s Ethics Policy through the Retirement Date.

Upon the Retirement Date, you will be deemed to have reassigned all positions you hold within JDS Uniphase Corporation and its subsidiaries, though you agree to execute such other documents as may be required to effectuate your departure from such position(s).  You will also resign from the Company’s Board of Directors effective upon your Retirement Date.

You agree that for a period of one (1) year from your Retirement Date you will not, for yourself or any third party, directly or indirectly, solicit for employment, recommend for employment, or employ (except to the extent, if any, that this employment restriction is prohibited by applicable law) any person who was employed by the Company as of the Retirement Date without the Company’s prior written consent, which consent shall not be unreasonably withheld.  Further, the Company hereby consents to your solicitation and hire of your administrative assistant, Viola daSilva.

Your obligation to maintain the confidentiality of all Company proprietary and confidential information, and any written agreements between you and the Company pertaining thereto, shall survive the termination of your employment.  Except with respect to the Company’s obligations arising from the Protected Benefits, any further rights under the Employment Agreements shall be terminated as of the Effective Date of this Agreement, including without limitation, any right to severance benefits, payments, profit sharing, bonuses, stock options, or other benefits.  This Agreement shall represent the entire understanding between you and the Company regarding the terms of your employment and termination of your employment, will supersede any previous discussions and understanding and may not be modified except in writing signed by you and the Company.

In consideration of the terms of this Agreement, you agree to release the Company, its subsidiaries and affiliated corporations and its past and present officers, directors, employees and assigns from any claims you may now have, whether known or unknown, including but not limited to, claims arising from your employment, the Employment Agreements or other claims for compensation (including profit sharing, bonus and severance payments), stock options, claims arising out of contract or tort and any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the California Fair Employment and Housing Act, and any other claims for violation of any federal, state, or local law; provided, however, that this release shall not apply to claims arising from the Protected Benefits.

You agree that this release specifically covers known and unknown claims and you waive any rights you may have under Section 1542 of the California Civil Code or under any comparable law of any other jurisdiction.  Section 1542 states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

You agree that you have been advised that you have twenty-one (21) days to consider the terms of this Agreement (but may sign it any time beforehand if you so desire), and that you can consult an attorney in doing so.  You also understand that you can revoke your acceptance of the terms of this Agreement within seven (7) days of signing it by sending a certified letter to that effect to the undersigned.  Notwithstanding the foregoing, you agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable until the seven (7) day revocation period has expired, but that all other terms of this Agreement will become effective upon your signature below.

Please confirm your acceptance of the foregoing by signing below.

Don, on behalf of all of us at JDS Uniphase, I want to thank you for your contributions to the Company, not to mention your many critical contributions to our industry.  We wish you the best in your well-earned retirement, but hope that we may continue to count on your advice and counsel in the future.

Very truly yours,

/s/ Jozef Straus, Ph.D.
Jozef Straus, Ph.D.
Chief Executive Officer

Agreed and Accepted:

/s/ Donald R. Scifres, Ph.D.	Date:	January 9, 2003
Donald R. Scifres, Ph.D.